Exhibit 99.1

MPG Provides Preliminary Fiscal 2015 First Quarter Results

PLYMOUTH, Mich. – May 4, 2015 – Metaldyne Performance Group Inc. “MPG” (NYSE: MPG), a leading provider of highly-engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets, today announced preliminary results for the first quarter of 2015 in conjunction with its intent to reprice the term loans outstanding under its existing senior secured credit facility and to raise up to €250 million in aggregate principal amount of new Euro-denominated term loans.

The following sets forth certain estimated financial and operating results of MPG for the first quarter of 2015.

•	Net sales are estimated to be between $764 million and $766 million.

•	Net income is estimated to be between $32 million and $33 million.

•	Adjusted EBITDA is estimated to be between $132 million and $133 million.

The Company also reiterates its previously announced guidance for 2015.

The Company has not yet finalized its financial statement close process for the first quarter of 2015. As a result, these preliminary results remain subject to change. The Company expects to release financial and operating results for the first quarter of 2015 on May 7, 2015. Please refer to the Company’s Form 8-K filed this morning with the SEC for further details.

There can be no assurances that the Company will be successful in its loan marketing efforts or that it will be able to enter into any of the proposed transactions described above. Closing of such transactions is subject to market conditions, as well as the negotiation and execution of definitive documents and the satisfaction of customary closing conditions.

About MPG
Metaldyne Performance Group Inc. is a leading provider of highly-engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets. MPG produces these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Plymouth, Michigan, MPG has a global footprint spanning 61 locations in 13 countries across North America, South America, Europe and Asia with approximately 12,000 employees. For more information, visit www.mpgdriven.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company's future business and financial performance. Forward-looking statements are based on management's current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including those described under the heading "Risk Factors" in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of certain income statement items, including (i) gains and losses on foreign currency and fixed assets and debt transaction expenses, (ii) stock-based compensation and other non-cash charges, (iii) sponsor management fees and other income and expense items that we consider to be not indicative of our ongoing operations, (iv) specified non-recurring items and (v) other adjustments.

We believe Adjusted EBITDA is used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management uses Adjusted EBITDA (i) as a measurement to compare our operating performance on a consistent basis, (ii) to calculate incentive compensation for our employees, (iii) for planning purposes, including the preparation of our internal annual operating budget, (iv) to evaluate the performance and effectiveness of our operational strategies and (v) to assess compliance with various metrics associated with our agreements governing our indebtedness. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating performance in the same manner as our management. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable measure determined under U.S. generally accepted accounting principles (“GAAP”), see “RECONCILIATION OF Q1 2015 NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE”.

METALDYNE PERFORMANCE GROUP INC.

RECONCILIATION OF Q1 2015 NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE

(In millions)

	Q1 2015 Guidance
	Low End of Range	High End of Range
Net income attributable to stockholders	$32.0	33.0
Income attributable to noncontrolling interest	0.2	0.2
Net income	32.2	33.2

Addbacks to Arrive at Unadjusted EBITDA
Interest expense, net	27.6	27.6
Income tax expense	17.0	17.2
Depreciation and amortization	56.4	56.4
Unadjusted EBITDA	133.2	134.4

Adjustments to Arrive at Adjusted EBITDA
Foreign currency gains	(5.0)	(5.0)
Stock-based compensation expense	3.3	3.3
Non-recurring operational items and other (1)	0.5	0.3
Adjusted EBITDA	$132.0	133.0

(1) Non-recurring operational items and other includes charges for disposed operations, restructuring costs, loss on fixed asset sales, debt transaction expenses, acquisition expenses and other.